Exhibit 99.1
Agilysys Reports Unaudited Fiscal 2008 Second-Quarter Results
•	Sales increase 100% compared with last year’s second quarter

•	Income from continuing operations improves to $1.4 million compared with a loss of $4.8 million a year ago

•	EPS from continuing operations was $0.05 for the second quarter compared with a loss of $0.16 last year
BOCA RATON, Fla. — November 1, 2007 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced fiscal 2008 unaudited second-quarter results for the period ended September 30, 2007.
Second-Quarter Results of Operations

Sales for the second quarter increased 100% to $196.2 million, compared with $97.9 million in the second quarter of fiscal 2007. Growth in the base business contributed $18.3 million or 18.6% of the sales increase for the quarter, representing an increase of 18.7% compared with last year. Revenue from acquisitions contributed $80.0 million, or 81.4%, of the increase.
Fiscal 2008 second-quarter sales of hardware products increased 125.9% to $146.9 million. Software sales increased 131.8% to $14.6 million, and services revenue increased 30.5% to $34.7 million.
Gross margin for the second quarter was $42.8 million, or 21.8% of sales, compared with $24.5 million, or 25.0% of sales, for the second quarter of fiscal 2007. The decline in gross margin percentage was due to the change in customers and the resulting product mix in the quarter compared with the year-ago quarter.
Selling, general and administrative (SG&A) expenses for the second quarter were in line with the company’s expectations at $46.4 million, or 23.6% of sales, compared with $31.5 million, or 32.2% of sales, in the same quarter a year ago. The $14.8 million increase in SG&A expenses was due to the company’s recent acquisitions, including $14.3 million of incremental operating expenses and $0.3 million of one-time expenses.
Net interest income for the second quarter was $3.5 million compared with $0.6 million in the same period last year. The improvement was due to the company’s significantly higher cash position as a result of the sale of the KeyLink Systems Distribution Business, and lower average debt levels compared with last year.
Income from continuing operations for the second quarter was $1.4 million, or $0.05 per share, compared with a loss from continuing operations of $4.8 million, or a loss of $0.16 per share, for the second quarter last year. Net income for the second quarter was $3.4 million compared with $5.5 million last year. Last year’s second-quarter net income includes $10.3 million from discontinued operations of the distribution business, which the company divested earlier this year.
EBITDA from continuing operations (earnings before interest, taxes, depreciation, amortization, and results of discontinued operations) was a loss of $0.5 million for the current quarter, compared with a loss of $5.1 million last year. (NOTE: A reconciliation of net earnings to EBITDA is provided in the financial tables included in this release. This financial measure of profitability is included to supplement the unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”) in this press release. See the “Use of Non-GAAP Financial Information” section in this release for further information.)

Arthur Rhein, chairman, president and chief executive officer of Agilysys, said, “I am extremely pleased with the progress we have made both strategically and tactically. The substantial growth in our revenues this quarter was the result of our organic business outperforming the market, and the full-quarter contributions of our newly acquired businesses. SG&A as a percent of net sales has declined significantly from a year ago, further demonstrating our ability to improve our operating leverage.”
Six-Month Results of Operations

For the six months ended September 30, 2007, sales were $324.6 million, a 58.3% increase compared with sales of $205.0 million reported for the comparable period last year. Organic growth accounted for $27.6 million, or 23.1%, of the increase in sales, representing a 13.5% increase as compared with last year. Incremental sales from the company’s recent acquisitions accounted for $92.0 million, or 76.9%, of the increase.
First-half sales of hardware products were $237.9 million, up 69.0% from $140.8 million in the first half of last year. Software sales were $27.0 million, up 94.5% from $13.9 million a year ago. Services revenue was $59.7 million, up 18.5% from $50.4 million in last year’s first six months.
Gross margin for the first half was 23.1% of sales, compared with 26.0% in the prior year. Selling, general and administrative expenses were $84.0 million, or 25.9% of sales, for the first half, compared with $62.9 million, or 30.7%, in the prior year.
The company recorded income from continuing operations for the first six months of $4.1 million, or $0.13 per share, compared with a loss of $7.6 million, or a loss of $0.25 per share, for the same period a year ago. Net income for the first six months, including discontinued operations, was $6.0 million compared with $12.2 million a year ago.
“Our current performance, including our successful acquisition integrations and strong cash position, certainly bodes well as we continue to execute our strategy, and we are on target to meet or exceed our stated goals,” said Rhein.
Acquisition of Innovativ Completed

On July 2, 2007, Agilysys completed its most recent acquisition of Innovativ Systems Design, Inc., a privately held integrator and value-added reseller of servers, enterprise storage management products and professional services. Innovativ is the largest U.S. commercial reseller of Sun Microsystems servers and storage products. With the company’s Sun relationship and strong presence in financial services and telecommunications, the acquisition further diversifies Agilysys’ supplier mix, establishes new markets and broadens the company’s customer base.
Innovativ’s accounting policies have been conformed to Agilysys’ current practices, which are in accordance with U.S. GAAP.  The primary change in Innovativ’s accounting policies relates to revenues generated from the sale of third-party service contracts which now reflect “commission” received (equal to the selling price less the cost of sale), rather than the full amount of the selling price with separate reporting of the cost of sale.  Although conformity of this accounting policy results in a reduction of net sales, there is no impact on gross profit or operating results. Gross revenues for Innovativ were previously reported at approximately $256 million. With the adjustment for services, revenues were $235 million. The impact of the adjustment has been reflected in Agilysys’ revenue guidance for fiscal 2008.
Balance Sheet and Treasury Highlights

Cash and cash equivalents were $167.8 million compared with $604.7 million at March 31, 2007. For the first six months of fiscal 2008, the company used cash for income tax payments of $127.8 million related to the operating results and gain on the sale of the KeyLink Systems Distribution Business, along with a $10.8 million working capital adjustment (of which $10.0 million was accrued at year-end) and $13.2 million in fees and contingencies, all as a result of the sale. In addition, the company paid $212.8 million for the acquisitions of Innovativ, Stack Computer and InfoGenesis, and $86.1 million for the purchase of treasury shares through its self-tender offer in the second quarter. Excluding taxes and transaction expenses associated with the divestiture of KeyLink Systems, the company generated $8.5 million in cash flow from operations for the first six months of fiscal 2008.
As of September 30, 2007, accounts receivable were $172.2 million, an increase of 47.5%, or $55.4 million, compared with $116.7 million at March 31, 2007. Inventory was $16.5 million at September 30, 2007, compared with $9.9 million at March 31, 2007. Accounts payable of $119.8 million increased 42% from $84.3 million at March 31, 2007. For the first six months of fiscal 2008, the increases in receivables, payables and inventory were due to the overall increase in company sales and the impact of recent acquisitions.
Net working capital was 5% of sales in the second quarter of fiscal 2008. This reflects an improvement from 7.7% a year ago, and is in line with the company’s goal of keeping working capital at approximately 5% of sales.
Share Repurchases

On September 26, 2007, Agilysys announced the final results of its “Dutch Auction” tender offer, which expired September 19, 2007. The company accepted for purchase 4,653,287 shares at a price of $18.50 per share, for a total cost of approximately $86.1 million, excluding fees and expenses related to the tender offer. The shares repurchased in the tender offer represented approximately 15% of the company’s outstanding shares. Following the tender offer, Agilysys has approximately 26.8 million shares outstanding.
Also, as previously announced, Agilysys has adopted a program to repurchase up to an additional 2,000,000 shares in the open market and has entered into a Rule 10b5-1 Plan to facilitate the repurchase of shares. As of October 26, 2007, 445,602 common shares have been repurchased for approximately $7.6 million under the plan. The company anticipates that the 10b5-1 Plan will be in place for up to one year following the expiration of the tender offer.
Business Outlook

As of the fiscal 2008 second quarter, the company is refining guidance to account for half-year performance and the change to Innovativ revenue accounting policies discussed above. Revenue guidance is adjusted to reflect Innovativ services as net versus gross, as previously reported. The impact of this accounting policy adjustment is to reduce sales by approximately $20 million. As a result, annual sales are expected to be in the range of $780 million to $800 million. Full-year gross margin is expected to be approximately 23.5% of sales, with EBITDA margins of approximately 2.5% to 3% of sales.
SG&A expenses are anticipated to be approximately $179 million, including stock option expense of $6.0 million and approximately $6.0 million in new investments in software development and additional customer-facing employees. Interest income is expected to be approximately $13.5 million and the company anticipates an effective tax rate of approximately 41.5% for the fiscal year. Based on an estimated 28.9 million weighted average shares outstanding, earnings per share are expected to remain in the range of $0.40 to $0.50 per share.
Agilysys also expects fiscal 2008 capital expenditures of approximately $5 million and depreciation and amortization of approximately $15 million, subject to finalizing the intangible asset analysis on the company’s recent acquisitions.
The company continues to be on track to achieve its already stated long-term financial goals including:
•	Grow sales to $1 billion within two years of the KeyLink Systems divestiture, and to $1.5 billion in three years;

•	Target gross margins in excess of 20% and EBITDA margins of 6% within three years; and

•	Continue to target long-term return on capital of 15%.

Conference Call Information

A conference call to discuss second-quarter and year-to-date results is scheduled for 11 a.m. ET on Thursday, November 1, 2007. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com. A taped replay of the conference call will be available at 2 p.m. ET on Thursday, November 1, 2007, through midnight ET on Thursday, November 15, 2007, accessible by dialing (877) 344-7529 or (412) 317-0088 (passcode #408990).
Use of Non-GAAP Financial Information

To supplement the unaudited condensed consolidated financial statements presented in accordance with GAAP in this press release, the company uses the non-GAAP financial measure of EBITDA, defined as net income minus interest, taxes, depreciation and amortization. EBITDA is further adjusted to remove the results of discontinued operations to arrive at EBITDA from continuing operations.
Management reviews these non-GAAP financial measures internally to evaluate the company’s performance. Additionally, management believes that such information can enhance investors’ understanding of the company’s ongoing operations. The non-GAAP measures included in this press release have been reconciled to the comparable GAAP measures within the accompanying table, as required under SEC rules regarding the use of non-GAAP financial measures. They should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP.
Forward-Looking Language

Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent Securities and Exchange Commission (SEC) filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys long-term financial goals, anticipated revenue gains, sales volume, margin improvements, cost savings, capital expenditures, depreciation and amortization, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate and derive performance from acquisitions, strategic alliances, and joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the SEC, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Interested persons can obtain it free at the SEC’s Web site, www.sec.gov.
About Agilysys

Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology – including hardware, software and services – to help customers resolve their most complicated IT needs.

The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China.
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Analysts/Investor Contact:	Martin Ellis
Executive Vice President, Treasurer and
Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com

Media Contact:	Julie Young
Director, Corporate Communications
Agilysys, Inc.
440-519-8160
julie.young@agilysys.com

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
(In thousands, except share and per share data)	2007	2006	2007	2006
Net sales
Products	$161,507	$71,319	$264,909	$154,640
Services	34,724	26,615	59,685	50,359

Total net sales	196,231	97,934	324,594	204,999
Cost of goods sold
Products	146,455	67,557	236,901	140,033
Services	6,963	5,859	12,564	11,699

Total cost of goods sold	153,418	73,416	249,465	151,732

Gross margin	42,813	24,518	75,129	53,267
Operating expenses
Selling, general and administrative expenses	46,358	31,520	83,981	62,884
Restructuring charges (credits)	5	(44)	31	(78)

Operating loss	(3,550)	(6,958)	(8,883)	(9,539)
Other expenses (income)
Other expense (income), net	260	83	(920)	894
Interest income	(3,654)	(1,209)	(10,651)	(2,782)
Interest expense	204	574	434	2,018

Income (loss) before income taxes	(360)	(6,406)	2,254	(9,669)
Income tax benefit	1,784	1,598	1,827	2,077

Income (loss) from continuing operations	1,424	(4,808)	4,081	(7,592)
Income from discontinued operations, net of taxes of $1,107 and $5,579 in for the three-months ended September 30, 2007 and 2006, respectively and $1,068 and $10,790 for the six-months ended September 30, 2007, and 2006, respectively	2,016	10,300	1,951	19,835

Net income	$3,440	$5,492	$6,032	$12,243

Earnings per share — basic and diluted
Income (loss) from continuing operations	$0.05	$(0.16)	$0.13	$(0.25)
Income from discontinued operations	0.06	0.34	0.06	0.65

Net income	$0.11	$0.18	$0.19	$0.40

Weighted average shares outstanding
Basic	31,283,478	30,565,749	31,333,014	30,545,366
Diluted	31,915,716	30,565,749	32,106,268	30,545,366

Cash dividends per share	$0.03	$0.03	$0.06	$0.06

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts at September 30, 2007 are unaudited)

	September 30	March 31
(In thousands)	2007	2007
ASSETS
Current assets
Cash and cash equivalents	$167,816	$604,667
Accounts receivable, net	172,171	116,735
Inventories, net	16,480	9,922
Deferred income taxes	3,821	3,092
Prepaid expenses and other current assets	5,464	3,494
Assets of discontinued operations — current	174	206

Total current assets	365,926	738,116
Goodwill	280,785	93,197
Intangible assets, net	29,122	8,716
Investments in affiliated companies	6,903	11,231
Other non-current assets	25,818	30,701
Property and equipment, net	26,231	17,279

Total assets	$734,785	$899,240

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$119,771	$84,286
Income taxes payable	—	134,607
Accrued and other current liabilities	38,886	32,305
Liabilities of discontinued operations — current	914	162

Total current liabilities	159,571	251,360
Other non-current liabilities	28,028	20,813
Liabilities of discontinued operations — noncurrent	141	223
Shareholders’ equity
Common shares	9,366	9,333
Treasury shares	(1,397)	(10)
Capital in excess of stated value	48,626	129,750
Retained earnings	490,695	489,435
Accumulated other comprehensive loss	(245)	(1,664)

Total shareholders’ equity	547,045	626,844

Total liabilities and shareholders’ equity	$734,785	$899,240

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	September 30
(In thousands)	2007	2006
Operating activities:
Net income	$6,032	$12,243
Less: Income from discontinued operations	(1,951)	(19,835)

Income (loss) from continuing operations	4,081	(7,592)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) operating activities (net of effects from business acquisitions):
Gain on redemption of investment in affiliated company	(1,330)	—
Loss on disposal of property and equipment	—	373
Depreciation	1,184	819
Amortization	4,060	3,268
Deferred income taxes	(456)	3,464
Stock based compensation	3,219	1,413
Excess tax benefit from exercise of stock options	(97)	(44)
Changes in working capital:
Accounts receivable	26,529	29,345
Inventories	3,454	973
Accounts payable	(31,746)	(14,879)
Accrued liabilities	(16,362)	(9,981)
Income taxes payable	(134,671)	(687)
Other changes, net	721	(672)
Other non-cash adjustments	(1,096)	(289)

Total adjustments	(146,591)	13,103

Net cash (used for) provided by operating activities	(142,510)	5,511

Investing activities:
Proceeds from redemption of investment in affiliated company	4,770	—
Acquisition of businesses, net of cash acquired	(212,752)	—
Proceeds from escrow settlement	—	423
Purchase of property and equipment	(3,702)	(1,353)

Net cash used for investing activities	(211,684)	(930)

Financing activities:
Purchase of treasury shares	(86,087)	—
Dividends paid	(1,884)	(1,833)
Issuance of common shares	1,447	778
Principal payment under long term obligations	(171)	(59,481)
Excess tax benefit from exercise of stock options	97	44

Net cash used for financing activities	(86,598)	(60,492)

Effect of exchange rate changes on cash	1,289	111

Cash flows used for continuing operations	(439,503)	(55,800)
Cash flows of discontinued operations
Operating cash flows	2,652	3,620
Investing cash flows	—	60

Net decrease in cash	(436,851)	(52,120)
Cash at beginning of period	604,667	147,850

Cash at end of period	$167,816	$95,730

AGILYSYS, INC.
RECONCILIATION OF EBITDA TO NET INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
(In thousands)	2007	2006	2007	2006
Net income	$3,440	$5,492	$6,032	$12,243
Plus:
Interest income, net	(3,450)	(635)	(10,217)	(764)
Income tax benefit	(1,784)	(1,598)	(1,827)	(2,077)
Depreciation and amortization expense	3,268	1,947	5,131	3,978
Income from discontinued operations	(2,016)	(10,300)	(1,951)	(19,835)

EBITDA from continuing operations	$(542)	$(5,094)	$(2,832)	$(6,455)